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                                                                    EXHIBIT 23.1

                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alderwoods Group, Inc.

We consent to the use of our reports dated March 15, 2002, with respect to the consolidated balance sheet of Alderwoods Group, Inc. as of December 31, 2001 and with respect to the consolidated financial statements of The Loewen Group Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference. Our report on the consolidated financial statements of The Loewen Group Inc. refers to a change in the method of accounting for pre-need funeral and cemetery contracts.

/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada
April 1, 2002